Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Cheryl Schneider, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ENHANCES ITS OFFERINGS AND UK CLIENT BASE WITH THE ACQUISITION OF BAF PRINTERS, LIMITED

Expands Manufacturing Capabilities to Europe

St. Petersburg, Florida – February 22, 2006 – MTS Medication Technologies, (“MTS”) Inc. (AMEX:MPP), an international provider of medication compliance packaging systems, today announced the acquisition of BAF Printers, Ltd. (“BAF”) BAF, based in Leeds, England, is a leading manufacturer of self-adhesive prescription labels and prescription bags for the UK retail pharmacy market.

Under the terms of the agreement, MTS Medication Technologies, Ltd. (“MTS, Ltd.”), the Company’s UK subsidiary will acquire BAF for 750,000 pounds sterling (approximately U.S. $1.3 million in cash). BAF’s sales for the year ended December 31, 2005 were approximately $2.9 million. The acquisition will be funded from existing availability under the Company’s senior lending facility and is expected to be accretive to MTS Medication Technologies’ earnings during fiscal year 2007, which begins April 1, 2006.

BAF, established in 1962, has been a distributor of MTS’ products for several years. MTS believes that the combination of the two companies will accelerate growth and create a strong foundation for future manufacturing and distribution activities.

Angela Wallis, Chairman of BAF, said, “Having worked together with MTS over the years, we believe there are benefits that we will be able to realize in our combined operations. Importantly, the client lists of our two businesses are complementary, and we recognized that the merging of our two companies would create some new business opportunities for future growth.”

Peter Williams, Managing Director of MTS, Ltd. said, “This is an extremely exciting move for both companies. Our shared product portfolio and client base means MTS will be able to create value-added opportunities for customers, while reaching a much wider audience. We can now offer an expanded client base complete solutions for their pharmaceutical packaging needs.”

Todd Siegel, President and CEO of MTS Medication Technologies, Inc., said, “I want to welcome the BAF employees to the MTS family. The combined customer base in the UK and Ireland will now approach 4,000 customers. With products such as labels and bags that are repeat order items, the BAF product line is a good fit with our recurring revenue model. Another benefit to the acquisition is that it provides us with important infrastructure and manufacturing capabilities that we believe will further aid us in penetrating the UK and other countries in Europe. Angela and her staff will be able to focus on our core business, allowing Peter to turn his attention to strategic initiatives, such as our automation products and government relations. With the inclusion of our Canadian business, our international sales are now approaching 20% of our revenue, a goal we set two years ago.

About BAF Printers

Since 1962, BAF Printers has been one of England’s leading manufacturers of computer labels, prescription bags and ancillary products to the retail pharmacy, hospital and veterinary professions.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding future combined operations of BAF and the Company are forward-looking statements..

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, problems with integrating BAF and the Company, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

_________________

2